SECURED PROMISSORY NOTE
LOAN, SECURITY AND PLEDGE AGREEMENT

THIS SECURED PROMISSORY NOTE LOAN, SECURITY AND PLEDGE AGREEMENT (the “Loan Agreement”) is entered into this 5th day of September, 2007, by and among DEL-INC ACQUISITION LLC, with offices at 1224 Mill Street, Building “B”, East Berlin, Connecticut 06023 (the "Borrower") and JMC VENTURE PARTNERS LLC, with offices at 2 Oliver Street, Boston, Massachusetts 02109 (the "Lender").

W I T N E S S E T H:

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to the Borrower, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1 Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto. Terms not otherwise defined herein or in Exhibit A shall have the meanings ascribed to them, if any, in the Code.

SECTION 2

SECURED PROMISSORY NOTE

2.1 Term Loan. Lender agrees, on the terms and conditions set forth in this Loan Agreement and the Note, to make a term loan to the Borrower for Two Million Seven Hundred and Fifty Thousand Dollars ($2,750,000), which shall be evidenced by the Secured Promissory Note, dated the date hereof, in the form appended hereto as Exhibit B, and shall be payable in accordance with the terms of the Note and this Loan Agreement.

2.2 Interest. Upon execution of the Note, the advance of Principal and until all amounts due hereunder are paid in full, interest shall accrue on all unpaid Principal at the annual rate of twelve percent (12%). Interest shall be computed daily on the basis of a three hundred and sixty (360) day year, and a thirty (30) day month. For the first sixty (60) days following the Closing Date (the “Deferral Period”) payment of interest shall be deferred, and paid over the ten (10) months following the Deferral Period in accordance with the amortization schedule set forth in Exhibit B-1.

2.3 Default Interest and Late Charges. Upon and during the continuance of an Event of Default the Borrower shall also pay, whether or not the Lender has accelerated payment, default interest on Principal at the per annum rate of six (6.00%) percent, in addition to the rate of interest set forth in Section 2.2. Without limiting anything herein, if a payment of Principal and/or interest hereunder, as the case may be, is not made within ten (10) Business Days of its due date, the Borrower will pay on demand a late payment charge of five (5.00%) percent of the amount of such payment. Nothing in the preceding sentence shall affect the Lender’s right to accelerate the maturity of this Note upon the occurrence and during the continuance of an Event of Default.

   2.4 Installment Payments. Commencing on the sixty-first (61st) day after the Closing Date monthly payments of interest due under the Note will be paid by the Borrower to the Lender on the first business day of each month, at the Lender’s address set forth above or at such address that Lender directs in writing. All Principal, unpaid interest, fees and costs that are due and owing under the Loan Documents will be paid, in full, on the Maturity Date.

2.5 Prepayments. The Borrower may, from time to time at any time, pre-pay all or part of the principal, interest, default interest, late charges, fees, charges and expenses due under the Note, without penalty. If Borrower intends for pre-pay all or part of the unpaid balance it shall notify the Lender, in writing, at least five (5) days prior to the payment. Amounts pre-paid may not be re-borrowed.

2.6 Application of Amounts Paid. Upon the Lender’s receipt of any payments under the Note, including without limitation any prepayments, the funds received shall be applied as follows: (i) first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred and billed by the Lender for collection of amounts due under the Loan Documents and for the examination, review, acquisition, protection, sale and/or delivery of the Collateral, (ii) second, to default interest and late charges due under this Loan Agreement, the Note and the other Loan Documents, (iii) third, to interest due under the Note, this Loan Agreement, and the other Loan Documents, and (iv) fourth, to the Principal due under the Note. If any deficiency exists the Borrower shall remain liable to the Lender.

2.7 Loan Security. The Note and all obligations under the other Loan Documents shall be secured by a (i) first priority perfected security interest in all of the Collateral, (ii) pledge of Borrower’s economic, equity and voting interests in the Mexican Subsidiary, and (iii) an assignment of Borrower’s Future Lease. Additionally Parent will execute a guaranty agreement (the “Corporate Guaranty”), which will be unlimited in amount and unconditional. The Corporate Guaranty shall be in a form substantially similar to the Guaranty Agreement attached hereto as Exhibit C. Additionally the Mexican Subsidiary will execute a guaranty agreement (the “Mexican Guaranty”), which will be unlimited in amount, unconditional and will be secured by a pledge of all assets owned by the Mexican Subsidiary and the Mexican Mortgage. The Mexican Corporate Guaranty shall be in a form substantially similar to the Guaranty Agreement attached hereto as Exhibit C-1.

2.8 Cross Defaults.

2.8.1 A default under any obligation of the Borrower with the Lender, under any of the Loan Documents, including without limitation this Loan Agreement, shall constitute a default under all of the other Loan Documents.

2.8.2 Acceleration of any amount due under either the Parent Senior Loan Documents or the Parent PIPE Documents shall constitute a default under all of the Loan Documents.

2.9 Lenders Records and Statement of Account. All Advances of Principal, and interest thereon, and all fees and expenses shall be recorded in the books of the Lender and shall be deemed accurate and correct, absent manifest error. If Lender provides Borrower with a statement of account, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, absent manifest error or unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.10 Additional Advances. Any sums expended by the Lender due to the Borrower’s failure to perform or comply with Borrower’s obligations under this Loan Agreement or any of the other Loan Documents may be charged to the Note as an Advance and added to the amounts due under the Note and the other Loan Documents.

SECTION 3

SECURITY AGREEMENT

3.1 Grant of Security Interest. As security for the payment and performance of any and all of the Indebtedness, including without limitation all amounts due under the Note, this Loan Agreement and all other Loan Documents, and the performance of all other obligations and covenants of the Borrower hereunder and under the Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower to Lender, the Borrower hereby pledges to Lender and grants Lender a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of the Borrower in and to the Collateral, including without limitation all security deposits and deposit accounts, whether now owned or hereafter acquired by the Borrower. The Borrower further grants the Lender a right of set-off against the Borrower’s property held by the Lender, now or hereinafter in the possession, custody or control or in transit to the Lender.

3.2 Deposit Accounts. In order to perfect the Lender’s security interest in the Borrower’s Deposit Accounts the Borrower agrees to execute any and all deposit account control agreements required by the Lender, which shall contain terms reasonably satisfactory to the Lender, Borrower and holders of the Deposit Accounts. The Borrower agrees to open and maintain Deposit Accounts at an institution that agrees to enter into a deposit account control agreement. A list of the Borrower’s Deposit Accounts is set froth in Exhibit D.

3.3 Exercise of Rights. Except as set forth herein, or under applicable law, Lender shall not be obligated to exercise any degree of care greater than the degree of care as it relates to its own assets in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein of or against all other parties. The Lender shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Lender to take and Lender's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Lender of specified items of Collateral against any liability of the Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender's options, powers or rights under this Loan Agreement, the Loan Documents or applicable law.

3.4 Post Default Communications. Following and during the continuance of an Event of Default, Lender may at any time and from time to time, with or without notice to the Borrower, (i) transfer into the name of Lender or the name of Lender's nominee any of the Collateral, (ii) notify any holder of any Collateral to transfer Collateral in such party’s possession directly to the Lender, (iii) notify and direct Borrower’s account debtors to remit payments directly to the Lender and (iv) receive and direct the settlement, compromise and/or disposition of any proceeds of any Collateral. Once any such notice has been given to any Person Borrower shall not give any contrary instruction to such Person without the Lender’s written consent.

3.5 Waiver of Marshaling. The Borrower hereby waives any right it may have to require marshaling of its assets.

3.6 Continuing Duty of Borrower. It is expressly agreed by Borrower that, notwithstanding anything herein to the contrary, Borrower remains liable under each of its contracts and each of its licenses to which it is a party (if any), to observe and perform all of the conditions and obligations to be observed and performed thereunder. Lender shall not have any obligation or liability under any contract or license by reason of or arising out of this Loan Agreement, or the granting of the Liens herein, or the receipt by Lender of any payment relating to any contract or license pursuant hereto. The Lender shall not be required or obligated in any manner to perform or fulfill any of the obligations of Borrower under or pursuant to any contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

3.7 Permitted Communications. Following and during the continuance of an Event of Default the Lender may, in the name of the Borrower or a third party, communicate (by mail, email, telephone, facsimile or otherwise) with Persons, parties to contracts or obligors in respect of Instruments, Accounts, Chattel Paper and/or payment intangibles to inquire about the amounts outstanding and status of such Instruments, Accounts, Chattel Paper and/or payment intangibles. During a continuing Event of Default the Lender may at any time, in Lender’s own name, the name of the Borrower or in the name of Lender’s nominee, communicate by mail, email, telephone, facsimile, email or otherwise with Persons, parties to or obligors under Instruments, Accounts, Chattel Paper and/or payment intangibles.

3.8 Final Payment Release. Upon payment, in full, of all amounts due under the Loan Documents, Lender shall release all of the Collateral from the terms and provisions of the Note and Loan Documents, and promptly provide any release or other instruments required to effect such release or as reasonably requested by Borrower to evidence such release.

SECTION 4

PLEDGE OF SECURITIES and
GRANT OF SECURITY INTEREST

4.1 As additional security for the payment and performance of any and all of the Indebtedness, including without limitation all amounts due under the Note, this Loan Agreement and all other Loan Documents, and the performance of all other obligations and covenants of the Borrower hereunder and under the Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower, the Borrower pledges to Lender and grants Lender a continuing security interest in and general Lien upon and right of set-off against, all right, title and interests of the Borrower in and to all of the Borrower’s equity, voting and ownership interests in the Mexican Subsidiary, whether now owned or hereafter acquired by the Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (all hereinafter called the “Mexican Stock”).

4.1.1 The term “Mexican Stock” shall include, but not be limited to any securities, instruments or distributions of any kind issuable, issued or received by the Borrower upon conversion of, in respect of, or in exchange for any other Mexican Stock, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Mexican Stock.

4.2 The certificate or certificates for the securities included in the Mexican Stock are currently held in escrow pursuant to a joint escrow agreement by and between Fox Rothschild LLP and Pepe & Hazard LLP, dated August 29, 2007 (the “Escrow Agreement”). Upon execution of this Loan Agreement the Borrower shall direct Fox Rothschild and Pepe & Hazard (collectively the “Escrow Agents”) to deliver the Mexican Stock to Borrower’s counsel, to be held in escrow. Once the Loan is funded pursuant to the terms hereof Borrower’s counsel will release the Mexican Stock and transfer it to Lender. If the Loan is not funded within three (3) business days of the Closing Date Borrower’s counsel shall return the Mexican Stock to the Escrow Agents.

4.3 The Borrower shall execute, in blank, stock powers, substantially similar to the form stock power attached hereto as Exhibit E, and together with this Agreement delivered to the Lender.

4.4 The Borrower shall cause its books to reflect the Borrower’s pledge of the Mexican Stock.

4.5 So long as no Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any and all voting, management and other consensual rights pertaining to the Mexican Stock, for any purpose not inconsistent with the terms of the Loan Documents.

4.6 With respect to the Mexican Stock, upon the occurrence and continuation of an Event of Default under this Loan Agreement, or any of the other Loan Documents, the Lender may, at its election do any one or more of the following:

4.6.1 Sell the Mexican Stock; or

4.6.2 Exercise management, voting or other controlling powers of Borrower in the Mexican Subsidiary; or

4.6.3 Sell or otherwise dispose of the assets of the Mexican Subsidiary; or

4.6.4 Effect the transfer of any securities included in the Mexican Stock into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender.

4.7 The remedies set froth in Section 4.6 are not inclusive.

4.8 The Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Mexican Stock, or sell, transfer, dispose, vote or exercise dominion and control over the Mexican Stock.

SECTION 5

CONDITIONS PRECEDENT TO CLOSING AND FEES

5.1 Conditions Precedent to Funding on the Closing Date. In addition to any other requirements set forth in this Loan Agreement and the Loan Documents, Lender will not make and fund the advance of Principal under the Note unless and until the following conditions shall have been satisfied:

5.1.1 Loan Documents. Borrower, Parent and each party to any Loan Document, as applicable, shall have executed and delivered this Loan Agreement and all other Loan Documents, all in a form and substance reasonably acceptable to the Lender.

5.1.2 Supporting Documents. Borrower shall cause to be delivered to Lender the following documents:

(a)
Certified resolutions of the board of directors of the managing member of the Borrower, signed by the secretary, or another authorized officer of the Borrower, authorizing the execution, delivery and performance of the Loan Documents;

(b)	a good standing certificate for Borrower, certified by the appropriate official of the State of Delaware;

(c)
Certified resolutions of the board of directors of the Parent, signed by the secretary, or another authorized officer of the Parent, authorizing the execution, delivery and performance of the Loan Documents that apply to the Parent;

(d)	a good standing certificate for Parent, certified by the appropriate official of the State of Delaware;

(e)	an Affidavit from Borrower which lists all of Borrower’s Deposit Accounts;

(f)	an Affidavit from Parent’s Treasurer, certifying that all of Parent’s taxes have been timely paid and all tax returns, notices and extensions have been timely filed;

(g)
The legal opinion of counsel to the Borrower and Mexican Subsidiary, all addressed to Lender regarding due authority of the Borrower and Mexican Subsidiary, respectively, regarding execution and delivery of the Loan Documents and enforceability of the Loan Documents, in a form similar to the opinion letter attached hereto as Exhibit F;

(h)	Certified proof of no liens that have attached to or encumber the Collateral and Mexican Property;

(i)	Payment of all reasonable fees due and reimbursement of all costs incurred by Lender, which Borrower is required to pay under this Loan Agreement; and

(j)
An insurance binder covered by Section 7.4 herein, listing Lender as loss payee and additional insured, on terms and conditions reasonably acceptable to the Lender, together with a lender’s loss payment endorsement.

5.1.3 Perfection of Liens. UCC-1/financing statements and mortgages shall have been duly recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the security interest granted hereunder and under the Loan Documents; all stock powers will be executed in blank and delivered to Lender, and all taxes, fees and other charges in connection with the execution, delivery and filing of such financing statements and mortgages shall duly have been paid.

5.1.4 No Adverse Change. Except for information disclosed by the Seller in Amendment No. 6 to the Asset Purchase Agreement, since July 31, 2007 there shall have been no event or occurrence that has or could have a Material Adverse Effect on the condition, financial or otherwise of the Borrower, Mexican Subsidiary, Parent, Collateral or Mexican Collateral.

5.1.5 Lease Agreements. The Lender has reviewed and approved all lease agreements to which the Borrower is a party, and which are assigned as additional collateral to secure all obligations under the Loan Documents.

5.1.6 Licenses and Permits to Conduct Business. Evidence that the Borrower is either duly licensed and qualified to transact business, or within ten (10) days after the Closing Date has applied to be licensed and qualified to transact business in all jurisdictions where the Borrower transacts business and/or where the character of property owned or leased by the Borrower or the nature of the business transacted by the Borrower makes licensing or qualification necessary, and where the failure to be so licensed and qualified to do business will have a Material Adverse Effect on the Borrower.

5.1.8 Commitment Fee. The Parent has delivered to Lender a certified copy of Parent’s letter to Parent’s transfer agent which instructs such transfer agent to deliver to Lender the restricted stock for the Commitment Fee, as set forth in and in accordance with Section 5(e)(i) of the Credit Agreement (the “Commitment Fee”).

5.1.9 Asset Purchase Agreement. The Acquisition Transaction, and all documents related to the transactions related to the Acquisition Transaction have been finally executed, and the only condition to the Acquisition Transaction is the execution of the Loan Documents, funding the Loan, payment of amounts due the Seller under the Acquisition Transaction and compliance with all matters set forth in the Escrow Agreement.

5.1.10 Additional Documents. Borrower shall have delivered to Lender all such other opinions, documents, certificates and other assurances that Lender or its counsel may reasonably require, including without limitation all executed and supporting documents related to Borrower's purchase of the equity interests and assets of Deltron, Inc. and it’s subsidiaries and shareholders.

5.2 Fees. In addition to the payment of the Commitment Fee set forth in Section 5.1.8 above the Parent has agreed to pay the Lender the following fees:

5.2.1 Monitoring Fee. Parent has agreed to pay the Lender a fee equal to two and one half percent (2.5%) of the Loan amount (the “Monitoring Fee”). This Monitoring Fee shall be payable in shares of the Parent, which shall be issued by the Parent’s transfer agent within ten (10) Business Days after the Closing Date.

5.2.2 Investment Fee. Parent has agreed to pay the Lender a fee equal to one percent (1%) of the Loan balance, calculated at the end of each calendar quarter. Each investment fee shall be prorated based on the Loan disbursement date, and any prepayments. The fee is due within ten (10) Business days after the end of each calendar quarter.

5.2.3 Perfection Fee. Borrower has agreed to pay Lender twenty thousand seven thousand five hundred dollars ($27,500), in Parent’s Stock valued as of the Closing Date (the “Perfection Fee”), in consideration for the delay in perfecting the Lender’s security interests in the Mexican Subsidiary’s assets. The Perfection Fee is due on the Closing Date.

5.2.4 Borrower’s Obligation To Pay and Cooperate. The Borrower is not obligated to pay the Monitoring Fee in Section 5.2.1. The Borrower is obligated to pay the Investment Fee in Section 5.2.2 and the Perfection Fee in Section 5.2.3, and any failure to timely pay such Fees constitutes a default under this Loan Agreement, and under all of the other Loan Documents.

The Borrower will use all reasonable efforts to cause the Parent to file a registration statement with the U.S. Securities and Exchange Commission within one hundred and twenty (120) days after the Closing Date, pursuant to which any and all restricted stock of the Parent which has or will be transferred to the Lender will be freely tradeable.

SECTION 6

REPRESENTATIONS AND WARRANTIES

6.1 In order to induce Lender to enter into this Loan Agreement and to make the loans provided for herein, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Loan Agreement and the Loan Documents. Unless otherwise specified, the following representations and warranties shall be deemed made as of the date hereof:

6.1.1 Valid Existence. The Borrower is a limited liability corporation duly organized, validly existing and in good corporate standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to transact business in all places, or within ten (10) Business Days after the Closing Date will apply to be qualified or licensed to transaction business in all places where the failure to be so qualified would have a Material Adverse Effect on it.

6.1.2 Power to Act.  Borrower has the requisite power to make execute and perform the Loan Documents executed by it, and all such instruments will constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject only to the Borrower’s bankruptcy, insolvency, reorganization, or other similar laws relating to or staying the enforcement of remedies of creditors generally, and the effect of rules of law governing, or practices of courts with respect to, specific enforcement, injunctive relief and other equitable remedies generally.

6.1.3 Authority. The execution and delivery of the Loan Documents by the Borrower, and performance thereof by Borrower, has been duly authorized by all necessary corporate action, and do not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

6.1.4 Financial Condition. Other than as disclosed in financial statements related to Seller and Seller’s business, which were delivered to the Lender on or prior to the date hereof, Borrower has not assumed or guaranteed any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit G. All financial statements supplied of Seller by the Borrower and given to the Lender have been prepared consistently and fairly present the financial condition of the Seller and the Sellers assets to be purchased by the Borrower, as of the date thereof.

6.1.5 Knowledge of Material Adverse Facts. Other than the information set forth in Amendment No. 6 to the Asset Purchase Agreement, Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) concerning the conditions of the Borrower and the assets the Borrower is purchasing from the Seller, which has not been fully disclosed to Lender, including any material adverse change in the existing and future operations or financial condition of Borrower, since the date of the most recent financial statements delivered to Lender.

6.1.6 Solvency. Borrower is Solvent, and after consummation of the transactions set forth in this Loan Agreement and the other Loan Documents, Borrower will be and remain Solvent.

6.1.7 Litigation. Except as disclosed in Exhibit H, there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting the Borrower, or its assets or properties, which if adversely determined would have a Material Adverse Effect.

6.1.8 Adverse Affect of Agreements. The Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like applicable to it.

6.1.9 Authorizations. All material authorizations, consents, approvals, certificates and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Borrower, or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor to its knowledge has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over the Borrower, which default would have a Material Adverse Effect on the Borrower. Except for the filing of UCC-1/Financing Statements and Mexican Mortgage as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

6.1.10 Title. Borrower has full rights of ownership and good title to all of the Collateral, including without limitation the Mexican Stock, free and clear of all Liens, except Permitted Liens.

6.1.11 Collateral. The security interests granted to Lender herein and pursuant to any other Loan Document with the Lender, (a) constitute and, as to subsequently acquired property included in the Collateral, will constitute, security interests under the Code and applicable Mexican law and (b) are, and as to such subsequently acquired Collateral will be superior and prior to the rights of all third persons, now existing or hereafter arising. All of the Collateral is intended for use solely in Borrower’s business and the Mexican Subsidiary’s business, and all of the Mexican Collateral is intended for use solely in the Mexican Subsidiary’s business.

6.1.12 Taxes. Borrower has filed all federal, state and local income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due, or has set aside reserves to timely pay such taxes and/or assessments. Borrower is not subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower has paid all sales and excise taxes payable by it, to the extent such taxes have become due.

6.1.13 Labor Law Matters. To the Borrower’s knowledge no goods or services have been or will be produced, provided or performed by Borrower in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations applicable to Borrower, which will have a Material Adverse Effect on the Borrower.

6.1.14 Judgment Liens. Except as set forth in Exhibit I, neither the Borrower nor any of its respective assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in excess of fifty thousand dollars ($50,000), in any jurisdiction. Following the Closing Date and until all amounts due under the Loan Documents are paid in full, the Borrower shall amend and deliver to Lender Exhibit J as soon as (i) judgments and judgment liens listed therein are dismissed, satisfied and/or released and (ii) additional judgments and/or judgment liens in excess of fifty thousand dollars ($50,000) are entered against the Borrower or filed against its assets.

6.1.15 Subsidiaries. Borrower has no Subsidiaries, other than the Mexican Subsidiary.

6.1.16 Environmental. Except as disclosed in Exhibit J, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business and in compliance in all material respects with all applicable Environmental Laws, to the Borrower’s knowledge the Borrower has not generated, stored or disposed of any Regulated Material on any portion of its property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit K, and to the Borrower’s knowledge, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned, operated or leased by Borrower, or is now located on such property. Except as disclosed on Exhibit L, Borrower is in compliance in all material respects with all applicable Environmental Laws and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

6.1.17 ERISA. Borrower has furnished to Lender, if any, true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of each Borrower, or any of their respective Subsidiaries and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Loan Agreement, a "Termination

Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any of their respective Subsidiaries have any unfunded liability with respect to any such Plan.

6.1.18 Investment Company Act. Borrower is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

6.1.19 Compliance with Covenants; No Default. Borrower is in compliance with all of the covenants hereof. No Event of Default has occurred and is continuing, and the execution, delivery and performance of the Loan Documents, execution, delivery and performance of the Asset Purchase Agreement and the funding of the Note will not cause an Event of Default.

6.1.20 Full Disclosure. There is no material fact which is known by Borrower that the Borrower has not disclosed to Lender that would have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by the Borrower to Lender, knowingly contains any untrue statement of a material fact or omits to state any material fact that is known or which should be known by the Borrower that is necessary to keep the other statements from being misleading.

6.1.21 Warehousemen, Consignees and Bailees. None of the Collateral is (i) stored or located in a warehouse or other location, which would give the owner, tenant, sub-landlord, sub-tenant, operator, manager or warehouseman a claim to or lien on the Collateral, (ii) in the possession or control of a third party on consignment and (iii) in the possession or control of a third party bailee.

SECTION 7

AFFIRMATIVE COVENANTS

7.1 Payment and Performance. Borrower will duly and punctually pay all interest and principal as and when it becomes due to the Lender under the Loan Documents, including without limitation this Loan Agreement and the Note, and will duly and punctually perform all things on its part to be done or performed under this Loan Agreement, or pursuant to any instrument, document or agreement executed pursuant hereto.

7.2 Use of Loan Proceeds. The Borrower shall use the proceeds of the Note for the (i) purchase of assets and equity interest as set forth in the Asset Purchase Agreement, (ii) working capital to fund the operation of its business and (iii) payment of fees and expenses related to the Loan Documents and the Acquisition Transaction.

7.3 Maintenance of Business and Collateral. Borrower shall maintain all of the property and assets used or useful in the conduct of its business, and keep the same in working order and condition, ordinary wear and tear, fire and casualty excepted, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the businesses carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits reasonably necessary for the proper conduct of its businesses and operation of its properties.

7.4 Insurance. On or before the date of this Loan Agreement, and so long as any amount is due under any of the Loan Documents, Borrower shall obtain and maintain property and casualty insurance on all of the Collateral, liability insurance, workers’ compensation insurance and business interruption insurance, from good and responsible insurance companies reasonably satisfactory to Lender. Additionally the Borrower shall cause the Mexican Subsidiary to obtain and maintain property and casualty insurance on all of the Mexican Collateral, liability insurance, workers’ compensation insurance and business interruption insurance, from good and responsible insurance companies reasonably satisfactory to Lender. All insurance policies shall be in amounts and shall contain co-insurance and deductible provisions reasonably approved in advance by Lender. The Lender shall be named as the creditor/loss payee in all policies, under the name “JMC VENTURE PARTNERS LLC, its successor and assigns, as their interests may appear.” All such insurance may not be cancelled without first obtaining the Lender’s written consent, which consent must be obtained no less than thirty (30) days before the insurance will be cancelled. If the insurance is cancelled, for any reason, the Lender may maintain the existing policy or policies or obtain new insurance. All such premiums paid for by the Lender shall be added to, included and become the Borrower’s obligations to the Lender under this Loan Agreement, the Note and the Loan Documents.

7.5 Notice of Default. The Borrower shall provide to Lender prompt notice of (a) the occurrence and continuance of an Event of Default and what action (if any) the Borrower is taking to correct the same, (b) any litigation or changes in existing litigation, which includes a claim or claims against the Borrower in excess of fifty thousand dollars ($50,000), or any judgment in excess of fifty thousand dollars ($50,000), against it or its assets, (c) any damage or loss to property in excess of fifty thousand dollars ($50,000), (d) any notice from taxing authorities as to claimed deficiencies in excess of twenty thousand dollars ($20,000) or any tax lien or any notice relating to alleged ERISA violations, (e) any ERISA Event, (f) any Termination Event, (g) any rejection, return, offset, dispute, loss or other circumstance having a Material Adverse Effect on any Collateral, (h) the cancellation or termination of, or any default under, any agreement to which Borrower is a party, the termination of which, or default, will have a Material Adverse Effect on the Borrower, (i) any acceleration of the maturity of any Debt of Borrower in excess of fifty thousand dollars ($50,000), and (j) any loss or threatened loss of licenses or permits, the loss of which will have a Material Adverse Effect on the Borrower or its business.

7.6 Inspections. The Borrower shall permit inspections of the Collateral and its business premises, inspections of records pertaining to the reviews and field examinations of Borrower’s other records and properties, which related to the Collateral, twice every calendar year, following three (3) days advance notice, during normal business hours and without unnecessary interruption of Borrower’s business operations, so long as there is no Event of Default continuing. If there occurs and continues an Event of Default the Borrower shall permit such inspections, verifications, reviews and field examinations at such times and in such manner as may be required by Lender. The reasonable cost of all such inspections, verifications, reviews and field examinations shall be borne and paid by the Borrower.

7.7 Appraisals. If there occurs and continues an Event of Default the Lender may appraise the Collateral as often as may be reasonably required by Lender. The reasonable cost of all such appraisals shall be borne and paid by the Borrower.

7.8 Mexican Opinion. Within fourteen (14) days after the Closing Date, the Borrower shall cause Mexican counsel to the Mexican Subsidiary shall deliver to Lender a legal opinion regarding due authority of the Mexican Subsidiary to execute and deliver the Mexican Guaranty, Mexican Security Agreement and Mexican Mortgage, in a form reasonably acceptable to the Lender in the Lender’s sole and absolute discretion.

7.9 Application to Conduct Business in Pennsylvania. Within ten (10) Business Days of the Closing Date the Borrower shall file all necessary documents and applications with the Commonwealth of Pennsylvania to be licensed and qualified to transact business within the Commonwealth of Pennsylvania.

7.10 Future Lease Agreement. Within four (4) months of the Closing Date the Borrower shall (i) enter into a new lease agreement, which shall permit the assignment of such agreement to the Lender as collateral for amounts due under the Loan Documents, (ii) execute an assignment of leases and rents, which assigns Borrower’s new lease to Lender as collateral for all amounts due under the Loan Documents, in a form reasonably acceptable to the Lender and (iii) use all reasonable efforts to cause its landlord under the new lease to enter into a landlord waiver and consent agreement, in a form reasonably acceptable to the Lender.

SECTION 8

FINANCIAL INFORMATION AND DISCLOSURES

8.1 Financial Information. The Borrower shall maintain its books and records in accordance with GAAP.

8.2 Financial Information Furnished by Borrower. Borrower shall furnish to Lender the following periodic financial information:

8.2.1 Monthly.

(i)	Within thirty (30) days after the end of each calendar month an aging of all Accounts and a complete list of all Inventory and its location.

8.2.2   Quarterly Statements.

(i)
Within forty-five (45) days after the end of each three month period from the date hereof, starting with November 30, 2007, a Covenant Compliance Certificate, a draft copy of which is attached hereto as Exhibit M; and

(ii)
Within thirty (30) days after the end of each calendar quarter a management prepared balance sheet, income statement and statement of cash flows, which reflect the Borrower’s financial condition and operating results for such month, together with all supporting schedules, and certified by the Borrower as true and correct and fairly representing the financial condition of Borrower, and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end adjustments.

8.2.3	Annual Statements.

(i)	On or before sixty (60) days prior to beginning of each fiscal year, annual projections, including a balance sheet, income statement and statement of cash flows, broken down on a quarterly basis;

(ii)
Within one hundred and twenty days (120) days after the end of each fiscal year, an audited balance sheet, income statement and statement of cash flows, which reflect the Parent’s financial condition and operating results for such year, together with all supporting schedules, prepared in accordance with GAAP, and any management letter or letter of recommendation to and from the Borrower’s auditor. The accountant that audits the foregoing information must be reasonably approved by the Lender in advance;

(iii)	Within thirty (30) days after filing, copies of all executed and filed federal tax returns, including without limitation all schedules to such tax returns and requests for an extension to file.

(iv)	Within ten (10) days of receipt, any and all franchise tax bills received by the Borrower from the Borrower’s State of incorporation.

8.2.3 Auditor’s Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower;

8.2.4 Other Information. Such other information reasonably requested by Lender from time to time concerning the business, properties or financial condition of Borrower.

8.3 Material Information. If any of the information disclosed by the Borrower under this Loan Agreement is material, and Parent must disclose such information in a Security and Exchange Commission Form 8-K, then Borrower shall use all reasonable efforts to compel the Parent to file any and all Forms 8-K, or other related forms and press releases. If, for any reason, the Parent does not promptly file the necessary Forms 8-K, or other related forms and press releases, the Lender shall have the right to disclose material information about the Borrower to the public.

SECTION 9

COVENANTS OF COMPLIANCE AND COLLATERAL

9.1 Maintenance of Existence and Rights. Borrower shall preserve and maintain its corporate existence, authority to transact business, rights and franchises, trade names, patents, trademarks and permits material and necessary to the conduct of its business.

9.2 Payment of Taxes Borrower shall pay before delinquent all of its debts and taxes, except for nonpayment of taxes being actively contested in accordance with law and with proper reserves maintained on its books and records.

9.3 Compliance; Hazardous Materials. Borrower shall comply in all material respects with all laws, regulations, ordinances and other legal requirements applicable to it, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Lender, Borrower shall not engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower’s business.

9.4 Compliance with Assignment Laws. Borrower shall, if required by the Lender, comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

9.5 Compliance with Intellectual Property. Borrower shall maintain all of its Intellectual Property and License(s), and shall actively pursue any infringement of any such Intellectual Property or License(s). Borrower shall operate its business so as to not knowingly infringe any patent, trademark or copyright.

9.6 Further Assurances. Borrower shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Loan Agreement and the other Loan Documents.

9.7 Covenants Regarding the Collateral and Leased Premises. Borrower makes the following covenants with Lender regarding the Collateral and Leased Premises:

9.7.1 Borrower will use the Collateral and the Leased Premises only in the ordinary course of its business and will not permit the Collateral and Leased Premises to be knowingly used in violation of any applicable law or policy of insurance;

9.7.2 Borrower will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

9.7.3 Borrower will, at Lender 's request, use all reasonable efforts to obtain and deliver to Lender such waivers as Lender may reasonably require waiving a landlord's or subsequent lien holder’s enforcement rights against the Collateral and Leased Premises and assuring Lender 's access to the Leased Premises in exercise of its rights hereunder;

9.7.4 Borrower will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber the Collateral or any interest therein, except in the ordinary course of Borrower’s business.

9.8 Lease Agreements. Borrower shall deliver to Lender a list of all Future Leases, and all amendments to such agreements which cover, relate to or effect any and all real estate leased by the Borrower, as soon as such Future Leases and amendments are executed by Borrower.

SECTION 10

NEGATIVE COVENANTS

10.1 The Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the termination of this Loan Agreement it shall abide by the following covenants:

10.1.1 Debt. With the exception of Permitted Debt, Borrower shall not incur, assume, create, permit to exist or guarantee any non-trade Debt in excess of ten thousand dollars ($10,000).

10.1.2 Liens. Borrower shall not create or permit any Liens on any of its property, assets, including without limitation the Collateral, except Permitted Liens.

10.1.3 Dividends. Other than Permitted Distributions, Borrower shall not pay or declare any dividends, including without limitation stock dividends, or other distributions or purchases, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the Indebtedness, unless it is specifically permitted by the Lender in writing.

10.1.4 Loans and Other Investments. Other than Permitted Distributions, except as may be permitted by the Lender in writing, Borrower shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) in any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in the Lender, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, and their successors and assigns, (d) endorsement of negotiable instruments for collection in the ordinary course of business, and (e) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed ten thousand dollars ($10,000) in the aggregate.

10.1.5 Capital Expenditures. Borrower shall not incur Capital Expenditures, in aggregate, which are greater than fifty thousand dollars ($50,000) until all amounts due under the Loan Documents are paid in full and this Loan Agreement is terminated in writing.

10.1.6 Change in Business. Borrower shall not enter into any business that is substantially different from the business in which it is presently engaged.

10.1.7 Change in Ownership and Control. Borrower shall not issue or authorize any additional or new equity interests, stock, options, securities, rights, warrants or phantom stock, that will result in a Change in Control of the Borrower. All equity interests in the Borrower, including without limitation all stock, equity interests, securities, rights, options, warrants and phantom stock of the Borrower, may not be transferred, sold, pledged or hypothecated, other than by death, in connection with estate planning purposes, or pursuant to the Loan Documents so long as such transfer, sale, pledge or hypothecation does not result in a Change in Control of the Borrower, unless the Lender first consents in writing.

10.1.8 Transactions with Affiliates and Subsidiaries. Other than Permitted Distributions or as listed in Exhibit N, Borrower shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, the Parent or any Affiliate or Subsidiary. A list of the Borrower’s Affiliates and Subsidiaries is set forth in Exhibit O.

10.1.9 No Change in Name, Offices; Removal of Collateral. Within two (2) Business Days of the Closing Date the Borrower will change its name to “Deltron LLC”. Thereafter, Borrower shall not, unless it shall have given thirty (30) days’ advance written notice thereof to Lender, (a) change its name or the location of its chief executive office or other office where books or records are kept or (b) change its state of organization. Other than in the Borrower's ordinary course of business, Borrower shall not move, remove, relocate or transfer the Collateral to any location not approved by the Lender, in writing.

10.1.10 No Sale, Leaseback. Borrower shall not enter into any sale-and-leaseback or similar transaction.

10.1.11 Margin Stock. Borrower shall not use any proceeds of the Note to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

10.1.12 Subsidiaries. Other than Permitted Distributions, Borrower shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent (other than the issuance of one share of capital stock in the Mexican Subsidiary to the Parent as required by Mexican law), except with the prior written consent of the Lender. Any new Subsidiary shall become a party to this Loan Agreement and shall grant to the Lender a Lien on all of its Collateral and agree to be bound by the provisions of this Loan Agreement.

10.1.13 Trade or Fictitious Name. Borrower shall give the Lender thirty (30) days prior written notice of use of or any change of any new trade or fictitious name. The Borrower’s use of any trade or fictitious name shall be in compliance in all material respects with all laws regarding the use of such names.

10.1.14 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Except with the prior written approval of the Lender, which the Lender may reasonably withhold, Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, other than the sale of inventory in the ordinary course of business.

10.1.15 Change of Fiscal Year or Accounting Methods. The Borrower shall not change its fiscal year or its accounting methods if it will have a Material Adverse Effect.

10.1.16 Purchase Money Security Interests. All of Borrower’s purchase money security interests are listed in Exhibit P.

SECTION 11

FINANCIAL COVENANTS

11.1 Financial Covenants. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and termination of all Loan Documents including without limitation this Loan Agreement, it shall comply with the following covenants:

11.1.1 Interest Coverage Ratio. Borrower shall not permit the ratio of its EBITDA divided by Interest Expense to be less than (i) 0.50 to 1 on February 28, 2008 and (ii) 1.20 to 1 thereafter. The EBITDA/Interest Expense ratio shall be first calculated on February 28, 2008, and then on May 31, 2008. Both calculations, on February 28, 2008 and May 31, 2008, shall be based on a trailing three (3) month basis.

SECTION 12

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under this Loan Agreement and of the other Loan Documents:

12.1 There shall occur any default by Borrower in the payment, when due, of any principal or interest under the Loan Documents, including without limitation the Note, or any monetary covenant, condition or agreement contained in this Loan Agreement, or any other Loan Document, including Borrower’s obligations to pay fees as set froth in Section 5.2 herein. If the Borrower defaults under this Section 12.1 it shall have three (3) Business Days to cure such default, however, such three (3) day cure period only applies to the first two (2) defaults under this Section 12.1; for all subsequent defaults there is no cure period; or

12.2 There has occurred and/or is continuing a non-monetary default under any of the Loan Documents, and such non-monetary default is not cured within ten (10) Business Days; or

12.3 The Borrower shall fail to observe or perform any non-monetary covenant, condition or agreement contained in this Loan Agreement, or any other Loan Document, and such default is not cured within ten (10) Business Days; or

12.4 Any representation, warranty or certification made by Borrower in any Loan Document, herein or therein or in any letter, certificate or report furnished in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made; or

12.5 Any other obligation now or hereafter owed by the Borrower to the Lender shall be in default and not cured within the applicable grace period, if any; or

12.6 The Borrower shall be in default under any obligation for borrowed money in excess of fifty thousand dollars ($50,000) owed to any other party, which default entitles the other party to accelerate any such obligations, unless such obligation is either (i) bonded by a surety company acceptable to the Lender or (ii) fully secured by a consensual lien from Borrower on Borrower’s assets or fully secured by a lien on assets owned by a third party or parties other than Borrower, and Borrower has notified Lender of such default in writing and delivered to Lender all information relevant and related to this Section 12.6. This Section 12.6 does not apply to unsecured accounts payable totaling fifty thousand dollars ($50,000) or less, which are less than thrity (30) days past due from their respective payment due date; or

12.7 The Borrower shall (a) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due, (c) make a general assignment for the benefit of its/his creditors, (d) commence a voluntary case under the federal bankruptcy code (as now or hereafter in effect), (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (f) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the bankruptcy code, or (g) take any corporate action for the purpose of effecting any of the foregoing; or

12.8 An involuntary petition or complaint shall be filed against either Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

12.9 There shall occur any loss, theft, damage or destruction of any of the Collateral or Mexican Collateral, which loss is not fully insured, less applicable deductibles, and which has a Material Adverse Effect; or

12.10 A final judgment in excess of fifty thousand dollars ($50,000) shall be rendered against Borrower, and such judgment shall remain undischarged, undismissed, not timely appealed and/or unstayed for more than forty-five (45) days (except judgments validly covered by insurance or surety bond with a deductible of not more than ten thousand dollars ($10,000)), or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral, which is not bonded over, dismissed or released within thirty (30) days of such levy, attachment, guarantee or other seizure, by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

12.11 A Change in Control shall occur; or

12.12 The payment of all amounts due under all Loan Documents on the Maturity Date; or

12.13 Parent’s default under any of the terms, conditions, agreements and covenants under the Credit Agreement; or

12.14 The acceleration of any or all amounts due under either the Parent Senior Loan Documents or the Parent PIPE Documents.

SECTION 13

REMEDIES

13.1 Remedies. If any Event of Default shall occur and be continuing, under any Loan Document, the Lender may without notice to the Borrower, at its option, takes any or all of the following actions:

13.1.1 Accelerate any or all of Indebtedness and declare such Indebtedness to be immediately due and payable (if not earlier demanded);

13.1.2 Bring suit against either or both of the Borrower and/or a Guarantor, to collect the Indebtedness;

13.1.3 Exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law;

13.1.4 Enforce the Corporate Guaranty, without first enforcing any other Loan Document;

13.1.5 Enforce and foreclose the security interest on the Collateral, without first enforcing any other Loan Document;

13.1.6 Enforce the Mexican Guaranty, Mexican Security Agreement and/or Mexican Mortgage, without first enforcing any other Loan Document; or

13.1.7 Enforce Lender’s rights set forth in Section 4.5 herein.

13.2 Without waiving any of its other rights hereunder or under any other Loan Document or applicable law, Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction), Mexican law and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract;

13.3 If requested by Lender, Borrower will promptly assemble any Collateral and make it available to Lender at a place to be designated by Lender;

13.4 The Borrower agrees that any notice by Lender of the sale or disposition of any of the Collateral or any other intended action hereunder, whether required by applicable law, the Code or otherwise, shall constitute reasonable notice to the Borrower if the notice is mailed to the Borrower by regular or certified mail, postage prepaid, at least ten (10) days before the action to be taken;

13.5 The Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full;

13.6 In addition to any other remedy available to it, Lender shall have the absolute right, upon the occurrence and during the continuance of an Event of Default, to seek and obtain the appointment of a receiver or through its own employees or agents to take possession of and operate of the Borrower’s business, and/or dispose of the Borrower’s business and/or dispose of the Borrower’s assets, including without limitation the Collateral, and any reasonable costs and expenses incurred by Lender in connection with such receivership shall bear interest at the Default Rate, and shall be secured by the Collateral;

13.7 After the occurrence and during the continuance of an Event of Default, the Borrower authorizes Lender to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to the Collateral and irrevocably appoints Lender as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

13.8 After the occurrence and during the continuance of an Event of Default the Lender may take over operational and management control of the Borrower and the Borrower’s business.

13.9 No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

13.10 The Borrower waives any and all rights they may have to require marshaling of their assets and/or claims.

SECTION 14

MISCELLANEOUS PROVISIONS

14.1 Continuing Obligation to Cooperate. Borrower agrees to execute and deliver to the Lender all such other and further instruments and documents and take or cause to be taken all such other and further action as the Lender may reasonably request in order to effect and confirm or vest more securely in the Lender all rights contemplated in this Loan Agreement.

14.2 Amendments. This Loan Agreement may be amended only by an instrument in writing and duly signed by the Borrower and an authorized officer of the Lender.

14.3 Enforceability. If any provisions of this Loan Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall relate solely to such provision and shall not affect the remainder of this Loan Agreement.

14.4 Venue. The Borrower and Lender agree that any action or proceeding to enforce or arising out of this Loan Agreement may be commenced in any federal or state court of the Commonwealth of Massachusetts sitting in the county of Suffolk.

14.5 Service of Process. The Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to the Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

14.6 No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All rights and remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

14.7 Survival of Representations. All representations, warranties and covenants made herein shall survive the making of the Loan hereunder and the delivery of the Loan Documents, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to the Borrower, and until this Loan Agreement is formally terminated in writing.

14.8 Indemnity By Borrower. In addition to all other Indebtedness, the Borrower agrees to defend, protect, indemnify and hold harmless the Lender, and all of its Affiliates, Subsidiaries, officers, directors, managers, employees, advisors, attorneys, accountants, consultants, agents and any controlling Persons (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, obligations, penalties, fees, costs, expenses and settlement agreements, joint and several (including, without limitation, reasonable attorneys’ and paralegals’ fees, costs and expenses) incurred by any of the Indemnified Parties, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) any due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of the Borrower, a Guarantor, Borrower’s operations, the Collateral and the Leased Premises), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Lender ’s Liens in the Collateral, maintenance of the Loan by the Lender , and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with any of the Loan Documents and/or Lender ’s furnishing of funds to the Borrower under this Loan Agreement, (iii) the Lender’s preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees of the outstanding Indebtedness as attorneys fees if collected by or through an attorney at law and disbursements of counsel for Lender in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by Lender; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense, any of which arise from an Indemnified Parties’ gross negligence or willful misconduct. No Indemnified Party shall be liable for any direct or consequential damages that arise from or are related to the Commitment Letter, this Loan Agreement or any of the Loan Documents. Borrower’s obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses shall be part of the Indebtedness, secured by the Collateral, and chargeable against Borrower’s loan accounts. The indemnity herein shall survive the termination of this Loan Agreement.

14.9 Tax Obligations. If the Borrower should fail to pay any tax or other amount required by this Loan Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral, Lender may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of payment by the Lender until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. The Borrower agrees to pay and save Lender harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not. The agreement herein shall survive the termination of this Loan Agreement.

14.10 Reinstatement. Notwithstanding anything herein to the contrary, this Loan Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Lender in respect of the Indebtedness is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon the appointment of any receiver, assignee, intervener or conservator of, or trustee or similar official for, the Borrower or any substantial part of its properties, or otherwise, all as though such payments had not been made.

14.11 Notices. Any notice or other communication hereunder, or under any Loan Document, to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified in Exhibit Q (or at any other address that the party may hereafter specify to the other parties in writing).

14.12 Governing Law. This Loan Agreement and all Loan Documents shall be deemed contracts made under the laws of the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

14.13 Successors. This Loan Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lender, and their respective successors and assigns.

14.14 Assignment. The Borrower may not assign any of their rights, obligations, covenants, representations, warranties, duties or responsibilities hereunder and under the Loan Documents. Any such assignment shall be void. The Lender may assign all or part of its rights hereunder and under the Loan Documents, at any time.

14.15 Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

14.16 Exhibits. The exhibits annexed hereto are the only exhibits to be annexed to this Loan Agreement, and the material contained therein shall be incorporated herein.

14.17 Captions. The captions herein contained are inserted as a matter of convenience only and such captions do not form a part of this Loan Agreement and shall not be utilized in the construction hereof.

14.18 Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

14.19 Approvals. If this Loan Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

14.20 No Punitive Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute.

14.21 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.21. _____ Borrower’s Initials, ___ Lender’s Initials

14.22 Participations. Lender shall have the right to enter into one or more participation agreements with other lenders with respect to the Indebtedness. Upon prior notice to the Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Lender pursuant to the terms of the Loan Documents. Nothing in this Loan Agreement or any other Loan Document shall prohibit Lender from pledging or assigning this Loan Agreement and Lender’s rights under any of the other Loan Documents, including collateral therefore, to any Federal Reserve Lender in accordance with applicable law.

14.23 Joint and Several Obligations. All Indebtedness, representations, warranties, covenants and indemnities set forth herein and in the Loan Documents shall be joint and several between the Borrower and the Guarantors. Lender shall have the right to deal with any individual of the Borrower with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of the Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon the Borrower hereunder. The foregoing is a material inducement to the agreement of Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.

14.24 Fiduciary and Representative Capacities. If a party hereto executes this Loan Agreement in a fiduciary or representative capacity, only the estate or entity represented shall be bound by this Loan Agreement, and the party executing this Loan Agreement, and the shareholders, officers, directors, employees and beneficiaries of such party shall not be personally liable for any obligation, express or implied, hereunder.

14.25 Waiver of Certain Defenses. All rights of Lender and all obligations of the Borrower hereunder and under the Loan Documents shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of Borrower, or any third party, other than payment and performance in full of the Indebtedness.

14.26 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (e) the word “asset” shall be construed to the have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

[Remainder of the page is blank. Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.

BORROWER

WITNESSED	DEL-INC ACQUISITION LLC

______________________	By__________________________________
Gary G. Brandt
Its President
Duly Authorized

LENDER

JMC VENTURE PARTNERS LLC

______________________	By__________________________________
G. Lawrence Bero
Its Treasurer
Duly Authorized

[Signature page to Loan Agreement]

SCHEDULE OF EXHIBITS

Exhibit	Section Reference	Title

A	1.1	Definitions

B	2.1	Secured Promissory Note

B-1	2.2	Amortization of Deferred Interest

C	2.7	Corporate Guaranty

C-1	2.7	Mexican Guaranty

D	3.2	List of Deposit Accounts

E	4.2	Stock Power

F	5.1.2(g)	Opinion Letters

G	6.1.4	List of Unrealized or Anticipated Losses

H	6.1.7	List of Litigation

I	6.1.14	List of Judgments and Liens

J	6.1.16	List of Environmental Matters

K	6.1.16	List of Regulated Materials

L	6.1.16	List of Environmental Actions

M	8.2.2	Covenant Compliance Certificate

N	10.1.8	List of Permitted Distributions

O	10.1.8	List of Affiliates and Subsidiaries

P	10.1.16	List of Purchase Money Security Interests

Q	14.11	Notice Addresses

R	Definitions	List of Intellectual Property

EXHIBIT A

Definitions

“Accounts” means accounts as defined in the Code.

“Acquisition Transaction” means the transaction contemplated under the Asset Purchase Agreement.

“Advance” means a payment and transfer of Principal from the Lender to the Borrower under the Revolving Note, in accordance with the terms and conditions of the Revolving Note and the Loan Agreement.

“Affiliate” of a Person means (a) any Person directly or indirectly owning ten percent (10%) or more of the voting stock or rights of such named Person or of which the named Person owns ten percent (10%) or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents, pursuant to which the Borrower assigns all of its rights, title and interests in the Future Lease to the Lender as security for payment of the Indebtedness.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated June 1, 2007, by and among Solomon technologies, Inc. and Borrower, as buyers, and Deltron, Inc. and its subsidiaries and shareholders, as sellers, pursuant to which the buyers agreed to purchase the sellers business and assets, all amendments, addendum and modifications to such Asset Purchase Agreement, the Disclosure Letter dated June 1, 2007, and agreements in relation to or in executed conjunction with such Asset Purchase Agreement.

“Borrower” means Del-Inc Acquisition LLC, a Delaware limited liability corporation with a place of business at 1224 Mill Street, Building “B”, East Berlin, Connecticut 06023.

“Business Day” means any day that is not a Saturday, Sunday or a holiday under Massachusetts or federal law.

“Capital Expenditure” means capital expenditures as defined under GAAP, including without limitation capital leases.

“Change in Control” means the current shareholders or interest holders who control fifty-one percent (51%) of the economic and voting interests of the Borrower cease to own, on a fully diluted basis, in the aggregate fifty-one percent (51%) of the economic and voting interests of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the closing date of closing or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of closing.

“Closing Date” means the date all Loan Documents are executed and delivered by the Borrower, Lender, Parent and Mexican Subsidiary, and the Note is funded, but in no event shall it be later than September 5, 2007.

“Code” means the Uniform Commercial Code, including all amendments, in effect in the State of Delaware from time to time.

“Collateral” means the following property of the Borrower, wherever located and whether now owned by Borrower or hereafter acquired (all terms shall have the meaning provided in the Code), (a) all accounts, (b) all inventory, (c) all general intangibles, (c) all chattel paper, (d) all instruments, (e) all payment intangibles, (f) all equipment, (g) all insurance and insurance proceeds, (h) all machinery, (i) all contracts, (j) all contract rights, (k) all Investment Property, (l) chattle paper, (m) electronic chattle paper, (n) all causes of action, (o) all lender and deposit accounts, including without limitation all Deposit Accounts, (p) all supporting obligations, (q) all funds on deposit with or under the control of Lender or its agents or correspondents, (r) all Intellectual Property, (s) all economic, equity and voting interests in a Person, (t) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds, of any kind, including those payable by reason of loss or damage thereto) in any form and wherever located (u) all fixtures, (v) all Vehicles, and (w) all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto, wherever located and whether now owned by Borrower or hereafter acquired.

“Corporate Guaranty” means the Guaranty Agreement, dated as of the date of the Loan Agreement, executed by the Parent, which unconditionally guarantees all amounts due under the Loan Documents.

“Credit Agreement” means the Acquisition Line of Credit Agreement, dated August 24, 2007, by and between Solomon Technologies, Inc. and JMC Venture Partners LLC.

“Debt” means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise severally, secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

“Default Rate” means the per annum rate of six (6.00%) percent plus the rate of interest rate payable under Sections 2.2 of the Loan Agreement and the Note.

“Deposit Accounts” means all bank accounts and deposit accounts maintained by the Borrower, including without limitation all checking accounts, savings accounts, certificate of deposits, financial management accounts and money market accounts, maintained with any Person.

“EBIT” means, for any period, Net Income of the Borrower for such period calculated before income tax expense, Interest Expense, and before any extraordinary and unusual gains or losses during such period and before excluding the proceeds of any casualty event or any disposition of assets permitted hereunder.

“EBITDA” means, for any period, EBIT, plus depreciation expense, plus amortization expense.

“Environmental Laws” means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other “Superfund” or “Superlien” law, and any other present or future federal, state or local law statute, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any pollutants, hazardous materials or waste, hazardous substances, toxic or dangerous waste, substance or material that may have a negative impact on human health, including without limitation, asbestos and asbestos containing materials, lead, radon, toxic mold, petroleum, petroleum products and radioactive materials, as now or at any time hereafter in effect.

“Equipment” means equipment as defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multi-employer Plan from the Borrower or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” means any event specified as such in Section 12 hereof (“Events of Default”), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

“Future Lease” means any and all lease agreements, amendments, modifications, renewals and/or extensions thereto executed by the Borrower for the lease of real property, which are entered into on or after the Closing Date.

“GAAP” means generally accepted accounting principles as in effect in the Unites States from time to time.

“Indebtedness” means all obligations now or hereafter owed to Lender by the Borrower, under the Loan Agreement, Loan Documents, Note, including without limitation amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation sums advanced to pay overdrafts on any account maintained by the Borrower with Lender, reimbursement obligations for outstanding letters of credit or Lender's acceptances issued for the account of the Borrower, together with all interest accruing thereon, all obligations under any swap agreements as defined in 11 U.S.C. §101 between Lender and Borrower whenever executed, all taxes, fees, all costs of collection, reasonable attorneys’ fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to appraise, inspect, repossess, protect, preserve, store or dispose of any Collateral or the Leased Premises, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred and any and all amounts covered by the indemnification provisions of Section 14.8, which are paid by an Indemnified Party.

“Intellectual Property” means all patents, trademarks, copyrights, trade secrets, inventions, processes, designs, applications for Intellectual Property, work of authorship or mask work protected under applicable law. A complete list of the Borrower’s Intellectual Property is set forth in Exhibit R to the Loan Agreement.

“Interest Expense” means, for any period, the sum of the following: (a) all interest in respect of Debt accrued or capitalized during such period (whether or not actually paid during such period) plus (b) all fees, including letter of credit fees and expenses, incurred under the Loan Documents, yet excluding the Commitment Fee, Monitoring Fee and Perfection Fee.

“Inventory” means inventory as defined in the Code.

“Investment Property” means the definition provided in Section 9-102 of the Delaware UCC.

“Lien” means any consensual lien, non-consensual lien, mortgage, pledge, statutory lien or other lien arising by operation of law, grant, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

“Loan Agreement” means that certain Secured Promissory Note Loan, Security and Pledge Agreement, dated September 5, 2007, by and between the Borrower and Lender.

“Loan Documents” means the Loan Agreement, the Note, Corporate Guaranty, Mexican Guaranty, Mexican Mortgage, Assignment of Leases and Rents, UCC-1/Financing Statements for Borrower, Corporate Guaranty, Guarantor’s Pledged and Security Agreement, UCC-1/Financing Statement for Corporate Guarantor, Mexican Security Agreement, UCC-1/Financing Statement for Mexican Subsidiary and all other documents, instruments and agreements now or hereafter evidencing, describing, relating to, the Loan Agreement, the Note and the guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be amended and/or modified from time to time.

“Machinery” means machinery as defined in the Code.

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, or condition (financial or otherwise) of the Borrower and/or any other Person obligated under any of the Loan Documents, which will or may reasonably likely cause the Borrower or other Person to Default under any of the Loan Documents, or (iii) effect upon the ability of Borrower to fulfill any obligation under any of the Loan Documents.

“Maturity Date” means September 5, 2008.

“Mexican Collateral” means the following property of the Mexican Subsidiary, wherever located and whether now owned by Mexican Subsidiary or hereafter acquired (all terms shall have the meaning provided in the Code), (a) all accounts, (b) all inventory, (c) all general intangibles, (c) all chattel paper, (d) all instruments, (e) all payment intangibles, (f) all equipment, (g) all insurance and insurance proceeds, (h) all machinery, (i) all contracts, (j) all contract rights, (k) all Investment Property, (l) chattle paper, (m) electronic chattle paper, (n) all causes of action, (o) all lender and deposit accounts, including without limitation all Deposit Accounts, (p) all supporting obligations, (q) all funds on deposit with or under the control of Lender or its agents or correspondents, (r) all Intellectual Property, (s) all economic, equity and voting interests in a Person, (t) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds, of any kind, including those payable by reason of loss or damage thereto) in any form and wherever located (u) all fixtures, (v) all Vehicles, and (w) all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto, wherever located and whether now owned by Borrower or hereafter acquired.

“Mexican Mortgage” means a mortgage and Lien, under and pursuant to the laws of Tamaulipas, Mexico, which creates and grants the Lender a first priority security interest in the Mexican Property.

“Mexican Property” means all land, buildings, fixtures and appurtenances located at Blvd Carrertera Riberena KM. Maquilpark Lote #1, Apartado Postal No 295, CD, Reunosa, Tamaulipas, Mexico, 88780, and all rent and income generated therefrom, and all proceeds generated by the sale, lease, transfer, condemnation, taking or other disposition of such property.

“Mexican Subsidiary” means Corporacion Delinc S.A. de c.v., a Reynosa, Tamaulipas, Mexico corporation.

“Mexican Security Agreement” means that certain Security Agreement, dated September 5, 2007, by and between the Lender and the Mexican Subsidiary, pursuant to which the Mexican Subsidiary grants the Lender a first priority security interest in all of the Mexican Collateral.

“Note” means the $2,750,000 Secured Promissory Note, dated September 5, 2007, executed by Borrower and in favor of Lender. A copy of the Note is attached to the Loan Agreement as Exhibit B.

“Parent” means Solomon Technologies, Inc., a Delaware corporation with a place of business at 1224 Mill Street,, Building “B”, East Berlin, Connecticut 06023, which owns one hundred percent (100%) of the equity interests of the Borrower.

“Parent PIPE Documents” means the (i) Variable Rate Self-Liquidating Senior Secured Convertible Debentures due March 17, 2008, and issued on January 17, 2007, executed by Solomon Technologies, Inc., in the original aggregate principal amount of up to $5,500,000, (ii) and amendment agreement between Solomon Technologies, Inc. and the investors under such Convertible Debentures, dated August 24, 2007, and (iii) all agreements, documents, filings, disclosures and amendments which relate to and/or are executed in connection with such Convertible Debentures.

“Parent Senior Loan Documents” means that certain Securities Purchase Agreement, dated January 17, 2007, by and between Solomon Technologies, Inc. and each purchaser identified in such Purchase Agreement, and all agreements, documents, filings, disclosures and amendments which relate to and/or are executed in connection with such Purchase Agreement.

“Permitted Debt” means (a) the Indebtedness; (b) Debt incurred for Capital Expenditures secured only by the capital asset purchased with such Debt, not to exceed in the aggregate fifty thousand dollars ($50,000) in the aggregate, and (c) trade payables incurred in the ordinary course of business that are not past due for more than sixty (60) days other than as may be disputed in good faith or for which adequate reserves have been provided under GAAP.

“Permitted Distributions” means:

(a) payments by the Borrower to Lender of principal and interest due under the Note; and

(b) distributions by the Borrower to the Parent to fund tax liabilities arising from Borrower’s taxable income, which are set forth in executed tax returns prepared by Borrower’s accountant and actually paid to a state or federal taxing authority.

“Permitted Liens” means:

(a) Liens created under the Loan Documents;

(b) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(c) purchase money security interests or other permitted liens, if any, listed in Exhibit R;

(f) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(g) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) minor defects in title to property, none of which, individually or in the aggregate, materially interferes with the use of such property; and

(i) liens automatically imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehouseman, laborers, marterialmen or the like.

  “Person” means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization, including without limitation the Borrower.

“Principal” means all principal paid and transferred by Lender to Borrower under the Note.

“Projections” means Borrower’s forecasted consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a month by month basis and on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Regulated Materials” means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to an Environmental Law.

“Secured Promissory Note” means the Note.

“Securities” means the definition provided in Section 8-102 of the Delaware UCC.

“Security Entitlement” shall have the meaning provided in Mass Gen Laws ch. 106, Sec 8-102.

“Seller” means Deltron, Inc., a Pennsylvania corporation with a place of business at 290 Wissahickon Avenue, North Wales, Pennsylvania, and the same party identified as “Seller” under the Asset Purchase Agreement.

“Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

“Subsidiary” means any corporation, partnership or other entity in which a Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

“Term Loan” means all amounts advanced, accrued and/or due under the Note.

“Vehicles” means all motorized and non-motorized vehicles owned by the Borrower, which are not Equipment or Machinery, which have or are covered by a certificate of title.

Footnote 1. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

Footnote 2. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

EXHIBIT J

List of Environmental Matters

The following disclosures were made to Borrower by Seller as contained in the Asset Purchase Agreement and Borrower, in reliance on such disclosures, hereby makes the same disclosures to Lender:

1.	Borrower stores various hazardous materials at its facilities and uses such hazardous materials in the operation of its business in the ordinary course of business.

2.
As a result of the use and storage of hazardous materials at their facilities, as described in Item 1 above, various hazardous materials including commercially available chemicals and substances found in businesses such as the Borrower’s business that are used in the operation of the Borrower’s business, may be released into the environment. Borrower is not aware of any specific release of any such chemicals or substances on any specific occasion(s).

3.
D.C.R. Environmental Services, Inc. (“DCR”) performed a Phase I Environmental Site Assessment of the primary property of the business on March 8, 2002. DCR did not note any indications of any type of usage that would create an environmental concern requiring further investigation. DCR found that there was a minimal amount of regulated chemicals used on-site and the use and storage of these materials is in compliance with all appropriate regulatory guidelines.

4.
In 1987-1988, Seller participated in discussions with the U.S. Environmental Protection Agency (the “EPA”) concerning environmental conditions at or affecting the Pennsylvania Facility. In connection with that effort, Seller received a copy of report, dated July 7, 1986, entitled “Site Discovery of Groundwater Contamination in the North Penn Area”. By letter dated May 7, 1987, Bruce Smith, Chief of the Hazardous Waste Enforcement Branch of the EPA notified Seller that Seller had been identified as a potential “responsible party” with respect to the property identified as the “North Penn Groundwater Site” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other related laws. By letter dated November 25, 1987, Rosanne Mistretta, Aisstnant Regional Counsel for the EPA contacted counsel for Seller with respect to a property identified as the “Spra-Fin Site”. By letter dated August 9, 1988, Christopher B. Pilla, Environmental Scientist for the EPA, informed Seller that the EPA was in the process of developing a work plan for the Spra-Fin Site. Although the EPA and other interested parties (including Seller) attempted to negotiate an Administrative Order on Consent relating to these matters, to the knowledge of Seller, such Administrative Order was never finalized, signed or entered in any court. No further communications from, by or on behalf of the EPA with respect to this matter have been received by Seller or Borrower to date. Copies of all relevant documents were provided to Lender.

5.	By letter dated February 11, 1992, Larry S. Miller, Chief of the PRP Search Section of the EPA contacted the Seller and made certain inquiries concerning a release or the threat of release of hazardous substances, pollutants or contaminants into the environment at the North Penn Area 7 Site, North Wales, Pennsylvania. By letter dated March 6, 1992, Seller responded to the EPA’s letter. No further communications from, by or on behalf of the EPA with respect to this matter have been received by Seller or Borrower to date. Copies of both documents were provided to Lender.

6.	See Phase I Environmental Site Assessment, prepared by D.C.R. Environmental Services, Inc. in March 2002. Copies of the 2002 Phase I were provided to Lender.

7.	See Phase I Environmental Site Assessment, prepared by Conestoga-Rovers & Associates in May 2007. Copies of the May 2007 Phase I were provided to Lender.

Mexico

8.	Mexican Subsidiary stores various hazardous materials at its facilities and uses such hazardous materials in the operation of its business in the ordinary course of business.

9.	The Ministry of the State of Tamaulipas audited Mexican Subsidiary. The audit results and correspondence with the Environmental Ministry regarding those results were provided to Lender.

10.	2005 Federal Environmental Operating Report.

11.	See Phase I Environmental Site Assessment, prepared by Conestoga-Rovers & Associates in March 2007. Copies of the March 2007 Phase I were provided to Lender.

EXHIBIT L

List of Environmental Actions

See Exhibit J.

EXHIBIT N

Affiliate Transactions

1. Borrower engages in transactions with Parent, Mexican Subsidiary and Technipower LLC in the ordinary course of business in connection with the sale, manufacture and distribution of its products.

2. Borrower and/or Parent intend to acquire additional businesses related to the business currently conducted by Borrower and that such acquisitions may be completed through either an equity or asset acquisition. To the extent that Parent, Borrower, Mexican Subsidiary or Technipower LLC (i) acquires the equity of a separate business or (ii) acquires the assets of a separate business through a newly formed acquisition company, Borrower will engage in transactions with such newly acquired or formed businesses similar to those identified in Paragraph 1 above.

EXHIBIT O

List of Affiliates and Subsidiaries

Borrower’s Affiliates are as follows:

Parent

Mexican Subsidiary

Technipower LLC

Officers of Borrower:
Gary Brandt

Employees of Borrower:
Chet Pierson
John Zampetti
Brendan Coyne
Weldon Regi
Dave Tran
Don Wampole
Nancy Maylott
Kay Valenti
Carolyn Unger
Mike Voytko
Nancy Kohn
Jack Phillips
Lynda Newsome

EXHIBIT Q

Notice Addresses

If to the Lender:
G. Lawrence Bero
2 Oliver Street
Boston, Massachusetts 02109
o: (617) 338-4431
f: (617) 338-5353

With a Copy to:
Thomas Durkin, Esq.
Gesmer Updegrove LLP
40 Broad Street
Boston, Massachusetts 02110
o: (617) 358-6800
f: (617) 358-6878

If to Borrower:

As of the Closing Date

Del-Inc Acquisition LLC
1224 Mill Street
Building “B”
East Berlin, Connecticut 06023
Attn: President

On and after September 1, 2007

Deltron LLC
290 Wissahickon Avenue
North Wales, Pennsylvania 19454
Attn: President

With a copy to:
Neal S. Splaine, Esq.
Pepe & Hazard LLP
225 Franklin Street
Boston, Massachusetts 02110
o: (617) 748-5513
f: (617) 748-5555

EXHIBIT T

List of Intellectual Property

The following disclosures were made to Borrower by Seller as contained in the Purchase Agreement and Borrower, in reliance on such disclosures, hereby makes the same disclosures to Lender:

1.	U.S. Patent Registration:

•
U.S. Patent Registration No. 6,147,476, entitled “Two Quadrant Magamp Regulator Control Circuit with Fast Dynamic Response and Full Holdoff Capability”, filed on February 23, 1999 and issued on November 14, 2000. The application was filed by Alan R. Rockenbach, Aaron Anton and Domnick F. Travaglini, and was assigned to Seller on February 5, 1999 and assigned to Borrower on the Closing Date.

2.	U.S. Trademark Registrations:

•	U.S. Trademark Registration No. 1,002,177, for “DELTRON”, issued on January 21, 1975, and renewed as of January 21, 2005; and

•	U.S. Trademark Registration No. 1,681,016, for “MODUFLEX”, issued on March 31, 1992, and renewed as of March 31. 2002.

3. Borrower has common law rights in and to the following unregistered trade names and trademarks:

•	“ACCUSONIC” (formerly the subject of U.S. Trademark Registration No. 2,184,895, issued on August 25, 1998);
•	“POWERMEDIC “ (formerly the subject of U.S. Trademark Registration No. 1,548,076, issued on July 18, 1989);
•	“SLIMLINE”;
•	“SLIMLINE2”;
•	“SLIMLINE3”; and
•	The “DELTRON” logo:

4. Mexican Subsidiary has common law rights in and to the following unregistered trade names and trademarks:

•	“DELINC”; and
•	The “DELINC” logo:

5.  Seller allowed two of its federally registered trademarks to be cancelled:

•	U.S. Trademark Registration No. 2,184,895, for the mark “ACCUSONIC”, was cancelled on May 28, 2005; and
•	U.S. Trademark Registration No. 1,548,076, for the mark “POWERMEDIC” was cancelled on January 22, 1996.

6. Borrower has the right to use the following domain names:

•	deltron.us
•	deltroninc.com
•	deltroninc.net
•	deltroninc.org
•	deltronpower.com

7. Mexican Subsidiary has the right to use the following domain name:

•	delinc.com

8.
Borrower owns the unregistered copyright in various brochures, catalogs, instruction sheets and other publications relating to Borrower’s business. Mexican Subsidiary owns the unregistered copyright in the delinc.com website.

9.
Seller licensed a Helios Burn-in Monitoring System from John Fluke Mfg. Co. Inc. in 1992. This software was subsequently modified by employees of Seller. Although Seller owns all rights in the modifications made to this system, the underlying software was not owned by Seller. Borrower has the same rights Seller had to use this software.

10.
Borrower’s website was created by employees of Seller and is maintained by various employees of Buyer, including Brendan Coyne, Nancy Kohn and Jack Phillips. The website was created by the foregoing as well as by Aaron Anton and Leslie Clifton, a shareholder of Seller. Seller’s website was re-designed in 2002 by Interactive Graphics, Inc. There was no written agreement between Seller and Interactive Graphics, Inc., and the invoices issued by Seller to Interactive Graphics, Inc. do not address the issue of ownership of the changes made by Interactive Graphics, Inc. Accordingly, although Seller’s employees were actively involved in the re-design of the website, it is possible that Interactive Graphics, Inc. owns rights in the website. At a minimum, however, Borrower has an implied license to use those changes fir the purpose for which it was intended. (See memorandum, dated January 20, 2007, from Jack Phillips to John Zampetti, attached hereto. Borrower has obtained an Assignment of Copyright from all of the individual employees of Borrower listed above and from Leslie Clifton and Aaron Anton, of all of their rights in and the website.

11.
Mexican Subsidiary’s website was created and is maintained by Rafael Granja, an employee of Mexican Subsidiary. Borrower has obtain an Assignment of Copyright from Mr. Granja of all of his rights in and to such website.

12.	Borrower licenses certain software pursuant to that certain Licensing Agreement with Glovia International, Inc. assigned to Borrower on August 31, 2007.

13.	Borrower has various “shrink wrap” and/or “click wrap” licenses to use the various pieces of commercially available software in connection with its business operations.

14.	Borrower has the right to use the following telephone numbers:

•	(215) 699-9261
•	(215) 699-2310 (FAX)
•	(800) 523-2332
•	011-528-924-0506
•	011-528-924-0386 (FAX)

15.
None of the employees of Seller or Mexican Subsidiary had ever been subject to any obligation to transfer or assign any patentable invention that they might develop while working for Seller or Mexican Subsidiary. Borrower has obtained an Assignment of Rights from Aaron Anton with respect to all data, software (including source code and documentation), databases, ideas, discoveries, inventions, patent rights, trade secrets, formulas, patterns, copyrights, trademarks, service marks, trade names, and all other intangible properties as of the date of the closing of the Acquisition Transaction pertaining to Borrower’s business. None of Seller’s other employees signed such assignments while employed by Seller. Borrower has obtained such assignments from the employees listed on Exhibit O as a condition to their employment with Borrower. Notwithstanding the foregoing, Borrower is not aware of any employee previously employed by Seller (other than Aaron Anton) or currently employed by Borrower who has any such rights that could be transferred to Seller or to Borrower.

17.	Borrower is aware of other users of the mark “DELTRON”, including:

•	Deltron Designs, Inc., Bethel, Connecticut; Website: deltrondesigns.com;
•	Deltron Electric Corporation, Philadelphia, Pennsylvania; Website: deltronelectric.com;
•	Deltron Emcon Limited, North Lincolnshire, United Kingdom; Website: deltron-emcon.com;
•	Deltron Engineering, Burbank, California; Website: deltroneng.com;
•	Deltronic, Santa Ana, California; Website: deltrinic.com;
•	Deltronic Crystal Industries, Inc., Dover, New Jersey; Website: deltroniccrystal.com;
•	Del-Tron Precision Inc., Bethel, Connecticut; Website: deltron.com;
•	Deltron Technology, Inc., Taipei, Taiwan, Republic of China; Website: deltrontech.com; and
•	Deltronweb, [Address Unknown]; Website: deltronweb.com.

None of the above entities are affiliated with Borrower. To Borrower’s Knowledge, none of these companies does business in the power supply field.

18.	Borrower is aware that various domain names that include the mark “DELTRON” are registered to parties other than Borrower, including, but not limited to:

•	deltron.com
•	deltron.net
•	deltron.org
•	deltron.us
•	deltron-inc.com
•	delinc.net

Intellectual Property Rights
Not Solely and Exclusively Owned by Borrower

Those Intellectual Property Rights described or discussed under Items 5, 9, 13, 15, 16 and 17 above.